UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 June 23, 1999
                                 -------------
                Date of Report (Date of earliest event reported)


                            COVOL TECHNOLOGIES, INC.
                            ------------------------
             (Exact name of Registrant as specified in its charter)

            Delaware                      0-27808               87-0547337
--------------------------------- ------------------------  --------------------
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                      Identification No.)

                              3280 N. Frontage Road
                                 Lehi, UT 84043
                                 --------------
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (801) 768-4481
                                 --------------
              (Registrant's telephone number, including area code)


                                 Not Applicable
                   (Former name or former address, if changed
                              since last report.)


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Certain  statements in this Report constitute  forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, actual results may vary materially from current expectations. For a discussion of certain of the factors that could cause actual results to differ from expectations, please see the information set forth under the caption entitled "Forward Looking Statements" in PART I, ITEM 2 of Covol's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. There can be no assurance that Covol's results of operations will not be adversely affected by such factors. Covol undertakes no obligation to revise or publicly release the results of any revision to these forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's opinion only as of the date hereof.


Item 5.    Other Events - Announcement of Proposed Transactions

Covol   announced   on  June  23,  1999  two  letters  of  intent  for  proposed transactions. The text of the announcement follows:

Covol Technologies, Inc. announced that it has entered into two non-binding letters of intent with an affiliate of a major U.S. electric utility company with respect to certain proposed transactions. If fully consummated, the transactions would result in the sale of the Company's synthetic fuel business, including four Company-owned facilities and royalty interests from third-party licensees, and the restructuring of the Company.

The proposed transactions would allow the Company's stockholders to realize value above the current market price of the Company's stock by selling its synthetic fuel business, and yet, allow its stockholders to continue to participate in the opportunities afforded by the Company's non-Section 29 intellectual property rights.

Brent Cook, Covol's President, said "We believe that the primary challenge facing the successful realization of the value created from Covol's synthetic fuel facilities and its royalty interests is the marketing of the end-product. The proposed transactions address this issue by aligning the interests of the owners of the synthetic fuel facilities, the holders of the royalty interests and the consumers of coal and synthetic fuels derived from coal. Electric utilities consume approximately 900 million tons of coal annually. The capacity of Covol's owned and licensed facilities is approximately thirteen million tons."

Taken together, the transactions contemplated by the two letters of intent propose the following:

    (a) sale of the Commonwealth/River Hill facility in late July or early August for $22 million, $4 million of which will be escrowed subject to achievement of certain performance milestones;
    (b) sale of the Mountaineer Synfuel, Pocahontas Synfuel, and the Carbon Synfuel facilities in the early fall;
    (c) transfer of the Company's non-Section 29 intellectual property rights, cash and certain other assets owned by Covol to a new wholly owned subsidiary, ownership of which would be either spun-off to existing stockholders or made available to them in a rights or exchange offer; and
    (d)     acquisition of Covol in a cash merger.

Under the letters of intent, the sale of the Company's Commonwealth/River Hill Synfuel facility is not dependent on the successful completion of the remainder of the transactions. In the event that the transactions described above are consummated, the Company estimates based on tentative valuations that the aggregate amount of cash to be received by the Company's equity holders would be approximately $150 to $180 million. These valuations are subject to validation studies and to further negotiation and could change. Currently, the company has outstanding approximately 12,500,000 common shares, preferred stock convertible into approximately 2,338,000 common shares, and options and warrants exercisable at varying prices into an aggregate of approximately 6,554,000 common shares.

The  letters  of  intent  executed  by  Covol  are   non-binding.   Among  other
contingencies  to  consummation  of  each  of  the  proposed  transactions  are;

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

purchaser's satisfactory completion of due diligence, successful negotiation of definitive agreements (including price), applicable governmental approvals, and, as to other than the Commonwealth/River Hill facility sale, Covol stockholder approval. In addition, the letter of intent covering the transactions described in paragraphs (b) through (d) above requires the parties to select and reach agreement with at least two additional purchasers in order for such transaction to go forward.

Kirk A. Benson, Covol's Chief Executive Officer and Chairman of the Board, stated, "We believe that these transactions present the opportunity for stockholders both to receive compensation from the Company's synthetic fuel endeavors and to invest in Covol's emerging engineered resources technologies and applications. While we are cautiously optimistic about these transactions, there is no assurance that any of the transactions will be consummated."

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                   COVOL TECHNOLOGIES, INC.
                                                   Registrant


Date: July 7, 1999                                 /s/ Kirk A. Benson
                                                   -----------------------------
                                                   Kirk A. Benson
                                                   Chief Executive Officer and
                                                   Principal Executive Officer